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                                                                    EXHIBIT 10.3

                           CHAMPION ENTERPRISES, INC.

                      EXECUTIVE OFFICER SEVERANCE PAY PLAN

                       (EFFECTIVE AS OF DECEMBER 1, 2004)

                                  INTRODUCTION

      The purpose of the Plan is to enable Champion Enterprises, Inc., to offer certain protections to its executive officers if their employment is terminated by the Company without Cause or by the Participant with Good Reason. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in
Article I.

                                   ARTICLE I.
                                   DEFINITIONS

      1.1   AFFILIATE shall mean each of the following:

            (a)   any Subsidiary;

            (b)   any Parent;

            (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; and

            (d) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an "Affiliate" by resolution of the Committee.

      1.2 BASE SALARY shall mean the Participant's annual base compensation rate for services paid by the Company to the Participant at the time immediately prior to the Participant's termination of employment, as reflected in the Company's payroll records. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, noncash compensation or any other additional compensation but shall include amounts reduced pursuant to the Participant's salary reduction agreement under Sections 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base compensation.

      1.3 BOARD shall mean the board of directors of the Company from time to time.

      1.4   CAUSE shall mean

            (a) a Participant's dishonesty in Participant's financial dealings with, or on behalf of, the Company;

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            (b)   a Participant's commission of, indictment for or pleading
      guilty or nolo contendere to a crime by the Participant which constitutes:

                  (i)   a felony (other than a traffic related offense), or

                  (ii) a misdemeanor involving moral turpitude which, may reasonably be expected to have an adverse effect on the Company, its business, reputation or interest.

            (c) a Participant's material breach the terms of Participant's employment contract or any other contract or agreement between the Participant and the Company, which breach, if curable, is not cured within 20 days of the giving of written notice thereof to the Participant;

            (d) a Participant's material violation of the Company's code of conduct, code of ethics or any other written policy or a material breach by the Participant of a fiduciary duty or responsibility to the Company;

            (e) the refusal of a Participant to follow the lawful policies and directives of the Board or a more senior officer within five days of the giving of written notice thereof to the Participant;

            (f) the willful misconduct or gross negligence of a Participant with regard to the Company or in the performance of Participant's duties that is materially injurious to the Company; or

            (g) the willful and continued failure of a Participant to attempt to perform the Participant's duties with the Company (other than for any such failure resulting from the Participant's incapacity due to physical or mental illness) after written notice of such failure has been give to the Participant.

      1.5   CODE shall mean the Internal Revenue Code of 1986, as amended.

      1.6 COMMITTEE shall mean the Compensation and Human Resources Committee appointed by the Board from time to time to administer the Plan. Notwithstanding the foregoing, if, and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

      1.7 COMPANY shall mean Champion Enterprises, Inc., it Affiliates and any successors as provided in Article VI hereof.

      1.8 DISABILITY shall mean a Participant's disability that would qualify as such under the Company's long-term disability plan without regard to any waiting periods set forth in such plan.

      1.9   EFFECTIVE DATE shall mean December 1, 2004.

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      1.10  ERISA shall mean the Employee Retirement Income Security Act of
1974, as amended from time to time.

      1.11 GOOD REASON shall mean the occurrence of any of the following events, without the express written consent of a Participant, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by the Participant to the Company that Participant intends to terminate Participant's employment hereunder for one of the reasons set forth below:

            (a) any reduction or diminution (except temporarily during any period of physical or mental incapacity) in the Participant's titles or a material reduction or diminution in the Participant's authorities, duties or responsibilities or reporting requirements;

            (b) any reduction in the Participant's Base Salary (other than an across-the-board reduction of not more than 10% of Base Salary applicable to executive officers generally);

            (c) Company's material breach the terms of Participant's employment contract or any other contract or agreement between the Participant and the Company; or

            (d) the Participant is required to relocate to a principal place of employment more than 60 miles from Participant's principal place of employment with the Company.

      1.12 PARENT shall mean any parent corporation of the Company within the meaning of Section 424(e) of the Code.

      1.13 PARTICIPANT shall mean any employee of the Company designated by the Board as an "officer" for purposes of Section 16 of the Securities Exchange Act of 1934, provided, however, the President and Chief Executive Officer shall not be a Participant in this Plan.

      1.14 PLAN shall mean the Champion Enterprises, Inc. Executive Officer Severance Pay Plan.

      1.15 SEVERANCE BENEFIT shall mean a severance benefit calculated and paid in accordance with Section 2.1 below.

      1.16 SEVERANCE PERIOD shall mean the 18-month period (or such other period specified by the Committee in writing to a Participant at the time such participant first becomes a Participant) following a termination of a Participant's employment by the Company without Cause or by a Participant for Good Reason.

      1.17 SUBSIDIARY shall mean any corporation that is defined as a subsidiary corporation in Section 424(f) of the Code.

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                                   ARTICLE II.
                                    BENEFITS

      2.1 ELIGIBILITY FOR BENEFITS. Upon the Participant's termination of employment by the Company without Cause or by Participant for Good Reason, subject to Sections 2.3, 2.4, 2.5 and 2.6 below, Participant shall receive during the Severance Period salary continuation payments, distributed on normal payroll dates, equal to the Participant's Base Salary less any other severance payments provided by the Company through any other agreement or other Company-sponsored program. Payment of the Severance Benefit for the 13th through 18th months of the Severance Period shall be conditioned on the Participant not having commenced subsequent employment, including self-employment, and shall be subject to the provisions of Section 2.3. The Participant shall give the Company written notice of the Participant's commencing subsequent employment within 5 days of such commencement date.

      In the event that a Participant has a written agreement pursuant to which the Company is obligated to pay a termination or severance benefit in an amount greater than the Severance Benefit payable to such Participant under the Plan, such Participant shall be entitled to accept such greater severance benefit in lieu of the Severance Benefit payable under the Plan provided that such Participant complies with all other terms and conditions of the Plan. If the Participant is covered by a change in control agreement and becomes entitled to payments or benefits thereunder, no Severance Benefit shall be payable hereunder.

      A Participant shall not be entitled to a Severance Benefit if the Participant's employment is terminated:

            (i)   by the Company for Cause,

            (ii)  by the Participant other than for Good Reason, or

            (iii) on account of the Participant's retirement, death or
                  Disability.

      2.2 COBRA BENEFITS. Subject to (i) the Participant's compliance with the obligations in Sections 2.3, 2.4, 2.5 and 2.6 below and (ii) the Participant's timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended ("COBRA") and the Participant's continued copayment of premiums at the same level and cost to the Participant as if the Participant were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), the Company shall pay the applicable COBRA continuation coverage premiums under the Company's health insurance plan that generally applies to a Participant entitled to receive a Severance Benefit for a Participant and his or her dependents until the earliest of:

            (a) a Participant ceasing to be entitled to receive a Severance Benefit;

            (b) for each of a Participant and his or her dependents, when such person ceases to be eligible for COBRA; or

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            (c)   a Participant commencing other substantially full-time
      employment, including self-employment, that offers a health care program.

      With regard to (b) above, if a Participant or any of his or her dependents cease to be eligible for COBRA, the Company's obligation to pay any premium for such person shall cease, but the Company's obligation to pay the premium for the Participant or any dependent who is still eligible for COBRA shall continue. Participant shall promptly notify the Company if he or she becomes covered by a health care program of a subsequent employer.

      2.3 NO DUTY TO MITIGATE/SET-OFF. During the first 12 months of the Severance Period, no Participant entitled to receive a Severance Benefit hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan and the amount of the Severance Benefit payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. Thereafter, for the remainder of the Severance Period and in order to continue receiving a Severance Benefit, a Participant shall seek in good faith other employment consistent with the Participant's skills, experience and educational background and any compensation earned by a Participant as a result of such other employment shall be set off against the Severance Benefit otherwise payable to the Participant. In the event of the Participant's breach of any provision hereunder, including without limitation, Sections 2.5 and 2.6, the Participant shall be obligated to repay, and the Company shall be entitled to recover, any payments previously made to the Participant hereunder.

      2.4 RELEASE REQUIRED. Any amounts payable and benefits provided pursuant to this Plan shall only be payable or provided if the Participant delivers to the Company and does not revoke a general release of all claims of any kind whatsoever that the Participant has or may have against the Company and its affiliates and their officers, directors and employees known or unknown as of the date of his or her termination of employment occurring up to the release date in such form as reasonably requested by the Company.

      2.5 RESTRICTIVE COVENANTS. As a condition of the receipt of any Severance Benefit by any Participant, the Participant shall be deemed to have agreed to the following provisions:

            (a) CONFIDENTIALITY. The Participant agrees that the Participant shall not at any time, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant's assigned duties and for the benefit of the Company, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Participant during the Participant's employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated

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      disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

            (b) NONSOLICITATION. During the Participant's employment with the Company and for the two year period thereafter, the Participant agrees that the Participant will not, except in the furtherance of the Participant's duties for the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, (ii) solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (iii) solicit, aid or induce any vendor of the Company or any of its subsidiaries or affiliates to provide goods or services then provided to the Company or any of its subsidiaries or affiliates to another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or purchasing goods or services from such vendor. An employee, representative or agent shall be deemed covered by this paragraph while so employed or retained and for six months thereafter. Subpart (ii) shall not be violated by general advertising or solicitation not specifically targeted at activities of the Company.

            (c) NONCOMPETITION. The Participant acknowledges that the Participant performs services of a unique nature for the Company that are irreplaceable, and that the Participant's performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Participant's employment and for the two year period thereafter, the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the production, sales or marketing of manufactured housing or any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination (or, if earlier, the date of determination) or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. This Section 2.5(c) shall not prevent the Participant from owning not more than two percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

            (d) NONDISPARAGEMENT. The Participant shall not make or induce other persons or entities to make any negative statements as to the Company, its affiliates, employees, past or present officers, directors, products, services, businesses or reputation. Notwithstanding the foregoing, truthful statements made in the course of sworn testimony

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      in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 2.5(d).

            (e) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2.5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

            (f) FURTHER ACKNOWLEDGMENT. The Participant acknowledges that the restrictive covenants (including, without limitation, confidentiality and non-competition) in any other agreement with the Company previously signed by the Participant shall not be affected by this Plan and that the restrictive covenants therein shall continue to apply after a termination of employment in accordance with the terms of such restrictive covenants.

            (g)   SURVIVAL OF PROVISIONS. The obligations contained in this
      Section 2.5 shall survive any termination of the Plan and shall be fully enforceable thereafter.

      2.6 COOPERATION. As a condition of the receipt of any Severance Benefit by any Participant, the Participant shall be deemed to have agreed to the provisions of this Section 2.6. Upon the receipt of reasonable notice from the Company (including its outside counsel), the Participant agrees that while employed by the Company and thereafter, the Participant will respond and provide information with regard to matters in which the Participant has knowledge as a result of the Participant's employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Participant's employment with the Company. The Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Participant also agrees to promptly inform the Company (to the extent the Participant is legally permitted to do so) if the Participant is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Participant for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Participant in complying with this Section 2.6.

      2.7   Equitable Relief and Other Remedies.

            (a) Since the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 2.5 or 2.6 would be inadequate, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain

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      equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

            (b) In the event of a material violation of Sections 2.5 or 2.6, any Severance Benefit being paid to the Participant shall immediately cease.

                                  ARTICLE III.
                                     FUNDING

      This Plan shall be funded out of the general assets of the Company as and when benefits are payable under this Plan. All Participants shall be solely unsecured creditors of the Company and, if a bankruptcy proceeding of the Company is pending, the Participants shall be solely unsecured creditors of the Company with administrative priority. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

                                  ARTICLE IV.
                           ADMINISTRATION OF THE PLAN

      4.1 PLAN ADMINISTRATOR. The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

      4.2 REIMBURSEMENT OF EXPENSES OF PLAN COMMITTEE. The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

      4.3 ACTION BY THE PLAN COMMITTEE. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have the authority to determine a Participant's participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

      4.4 DELEGATION OF AUTHORITY. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

      4.5 RETENTION OF PROFESSIONAL ASSISTANCE. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

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      4.6   ACCOUNTS AND RECORDS. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

      4.7   CLAIMS/DISPUTES PROCEDURE.

            (a) Any claim by a Participant or beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days (such period may be extended to 180 days) after the Plan receives the claim, provided that in the event of special circumstances such period may be extended.

            (b) If the initial 90 day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan's request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

            (c) If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

                  (i)   the specific reason or reasons for the denial;

                  (ii) specific reference to pertinent Plan provisions upon which the denial is based;

                  (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

                  (iv) appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

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                  (v)   a statement of the Claimant's right to bring a civil
                        action under Section 502(a) of ERISA following an adverse determination on review (collectively, the "Notice Requirements").

            (d) If the claim has been denied, the Claimant may submit the claim for review. Any request for review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The claim will then be reviewed by the Committee. The Claimant or his duly authorized representative may:

                  (i) upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant's claim; and

                  (ii) submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

            (e) The decision of the Committee shall be made within 60 days (such period may be extended to 120 days) after receipt of the Claimant's request for review, unless special circumstances require an extension.

            (f) If the initial 60 day period is extended, the Committee or its designee shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan's request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

            (g) If an extension of time is required, the Claimant shall be notified in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim on review, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the

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      Claimant responds to the Plan's request for information or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided. In any event, a decision shall be rendered not later than 120 days after receipt of the request for review. If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

            (h) The Committee's decision on the Claimant's claim for review will be communicated to the Claimant in writing. If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and also set forth the Notice Requirements (other than subsection (c)(iv)).

            (i) The claims procedures set forth in this section are intended to comply with U.S. Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by U.S. Dept. of Labor Section 2560.503-1.

            (j) A Claimant shall not be required to exhaust all administrative remedies under this Section 4.7 prior to commencing any action in Federal court.

      4.8 INDEMNIFICATION. The Committee, its members and any person designated pursuant to Section 4.4 above shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual's willful misconduct or fraud.

                                   ARTICLE V.
                            AMENDMENT AND TERMINATION

      The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan at any time, provided that in no event shall any amendment reducing the benefits provided hereunder or any Plan termination be effective prior to the later of the third anniversary of the Effective Date or the date twelve months after the date the Company gives the Participants written notice of such amendment or termination. Notwithstanding anything in this Plan to the contrary, if the Company becomes obligated to make any payment to the Participant pursuant to the terms hereof, then this Plan shall remain in effect for such purposes until all of the Company's obligations hereunder are fulfilled. Without limiting the generality of the foregoing, the Company may amend the Plan at any time, retroactively or otherwise, as may be necessary to preserve the intended tax characteristics of the Plan, including, without limitation, such amendments necessary to address the requirements of
Section 409A of the Code.

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                                   ARTICLE VI.
                                   SUCCESSORS

      For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company", as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

                                  ARTICLE VII.
                                  MISCELLANEOUS

      7.1 RIGHTS OF PARTICIPANTS. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

      7.2 GOVERNING LAW. This Plan shall be governed by the laws of the State of Michigan (without reference to rules relating to conflicts of law).

      7.3 WITHHOLDING. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

      7.4 SEVERABILITY. In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

      7.5 ASSIGNMENT AND ALIENATION. The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

      7.6 COMMUNICATIONS. All announcements, notices and other communications regarding this Plan will be made by the Company in writing.

      7.7 ERISA PLAN. This Plan constitutes an unfunded compensation arrangement for members of a select group of the Company's management, and any exemptions under ERISA, as applicable to such an arrangement, shall be applicable to the Plan.

      7.8 ENTIRE AGREEMENT. Except as specified herein and any change in control agreement, this Plan sets forth the entire understanding of the Company with respect to the subject matter hereof and supersedes all existing severance plans, agreements and understandings

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

(whether oral or written) between the Company and the Participants with respect to the subject matter herein.

      7.9 NOT AN AGREEMENT OF EMPLOYMENT. This is not a Plan or an agreement assuring employment and the Company reserves the right to terminate any Participant's employment at any time with or without Cause, subject to the payment provisions hereof. Participant's shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof or as a result of any other action taken by the Company. Except as provided herein, the foregoing shall not affect a Participant's rights under any other agreement with the Company.

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